STOCK PURCHASE AGREEMENT BY AND AMONG

JESSE R. JOYNER

J. STEWART HALL

HUNTER INTELLIGENT TRAFFIC SYSTEMS, LLC

SOUTH ATLANTIC TRAFFIC CORPORATION

AND

EGPI FIRECREEK, INC.

REGARDING ALL OF THE ISSUED AND OUTSTANDING STOCK OF

SOUTH ATLANTIC TRAFFIC CORPORATION

TABLE OF CONTENTS

2.17	BANKS, BROKERS AND PROXIES	14

2.18	INTELLECTUAL PROPERTY	14

2.19	DEALINGS WITH AFFILIATES	15

2.20	INSURANCE	15

ARTICLE 3 ADDITIONAL REPRESENTATIONS OF THE SELLER		15

3.1	SHARES HELD FOR OWN ACCOUNT	16

3.2	NO REGISTRATION	16

3.3	INVESTMENT KNOWLEDGE	16

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		16

4.1	CORPORATE ORGANIZATION	16

4.2	CAPITAL STOCK	16

4.3	AUTHORIZATION	17

4.4	NO VIOLATION	17

4.5	FINANCIAL STATEMENTS	17

4.6	BROKERAGE	18

4.7	INVESTMENT INTENT	18

4.8	ACQUIRED SHARES	18

4.9	DISCLOSURE	18

ARTICLE 5 COVENANTS OF THE PURCHASER		18

5.1	CONSENTS	18

5.2	BREACH OF AGREEMENT	18

5.3	CONFIDENTIALITY	19

5.4	TRANSFER OR PLEDGE OF SHARES	19

ARTICLE 6 OTHER AGREEMENTS		18

6.1	TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE	19

6.2	AUDITS	19

6.3	EMPLOYMENT, NON-COMPETITION AND INCENTIVE COMPENSATION AGREEMENTS	19

6.4	FURTHER ASSURANCES	20

6.5	NO SOLICITATION OR NEGOTIATION	20

6.6	INDEMNIFICATION AND RELEASE FROM AGREEMENTS OF PERSONAL GUARANTY	20

ARTICLE 7 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER		20

7.1	REPRESENTATIONS AND WARRANTIES; PERFORMANCE	21

7.2	CONSENTS AND APPROVALS	21

7.3	NO MATERIAL ADVERSE CHANGE	21

7.4	NO PROCEEDING OR LITIGATION	21

7.5	PROCEEDINGS AND DOCUMENTS	21

7.6	SECRETARY'S CERTIFICATE	21

7.7	EMPLOYMENT AGREEMENTS	21

7.8	OTHER DOCUMENTS	22

ARTICLE 8 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS AND THE CORPORATION		22

8.1	REPRESENTATIONS AND WARRANTIES; PERFORMANCE	22

8.2	CONSENTS AND APPROVALS	22

8.3	NO PROCEEDING OR LITIGATION	22

8.4	PROCEEDINGS AND DOCUMENTS	22

8.5	SECRETARY'S CERTIFICATE	23

8.6	CERTIFICATE OF GOOD STANDING	23

8.7	EMPLOYMENT AGREEMENTS	23

8.8	INDEMNIFICATION AGREEMENT	23

8.9	REGISTRATION RIGHTS AGREEMENT	23

8.10	PROMISSORY NOTE	23

8.11	OTHER DOCUMENTS	23

ARTICLE 9 CLOSING		23

9.1	CLOSING	23

9.2	INTERVENING LITIGATION	23

ARTICLE 10 TERMINATION PRIOR TO CLOSING		24

10.1	METHODS OF TERMINATION	24

10.2	TERMINATION OF OBLIGATIONS	25

ARTICLE 11 INDEMNIFICATION		25

11.1	THE SELLERS' AGREEMENT TO INDEMNIFY	25

11.2	THE PURCHASER'S AGREEMENT TO INDEMNIFY	25

11.3	LIMITATIONS ON INDEMNIFICATION	25

11.4	THIRD PARTY INDEMNIFICATION	26

11.5	SURVIVAL; TIME TO ASSERT CLAIMS	27

11.6	INDEMNIFICATION; SOLE REMEDY	28

ARTICLE 12 MISCELLANEOUS PROVISIONS		28

12.1	AMENDMENT AND MODIFICATION	28

12.2	ENTIRE AGREEMENT	28

12.3	CERTAIN DEFINITIONS	28

12.4	NOTICES	31

12.5	ASSIGNMENT	33

12.6	GOVERNING LAW	33

12.7	DISPUTE RESOLUTION	33

12.8	COUNTERPARTS	33

12.9	HEADINGS	33

12.10	BINDING EFFECT	33

12.11	DELAYS OR OMISSIONS	34

12.12	SEVERABILITY	34

12.13	EXPENSES	34

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT"), dated on or before November 15, 2009, to be effective as of October 1, 2009, by and among EGPI FIRECREEK, INC., a Nevada corporation located at 6564 North Smoke Tree Lane, Scottsdale Arizona 85253 (the "PURCHASER"), BOB JOYNER, a Florida resident ("JOYNER"), STEWART HALL, a North Carolina resident ("HALL"), HUNTER INTELLIGENT TRAFFIC SYSTEMS, LLC, a Georgia limited liability company located at 1021 Golf Estates Drive, Woodstock Georgia 30189 (“HUNTER” and together with Joyner and Hall, hereinafter sometimes referred to individually as a "SELLER" and collectively as, the "SELLERS"), and SOUTH ATLANTIC TRAFFIC CORPORATION, a Florida subchapter-S corporation located at 2295 Towne Lake Pkwy., Suite 116 PMB 305, Woodstock, Georgia, 30189 (the “CORPORATION"), (the Sellers, the Purchaser, the Corporation collectively referred to herein as the "PARTIES").

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding common stock of the Corporation;

WHEREAS, the Sellers desire to sell all of their interests in the Corporation to the Purchaser and the Purchaser desires to purchase all of such interests from the Sellers;

WHEREAS, to induce each other to enter into this Agreement, the Parties have agreed to execute, deliver and perform certain obligations under this Agreement and the other related agreements to which they are parties;

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE OF STOCK AND PURCHASE PRICE

1.1     PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, the Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers, all of the issued and outstanding shares of capital stock of the Corporation (the "SHARES").

1.2     PURCHASE PRICE.

1.2.1 The Purchaser agrees to pay to the Sellers aggregate consideration of $2,326,300 (the "PURCHASE PRICE") by delivery of (i) cash in available funds equal to the sum of Fifty Percent (50%) of the Company’s available cash balance at Closing plus Twenty-Five Percent (25%) of the Company’s trade accounts receivables aged less than Ninety (90) days past due at Closing with an additional amount to be negotiated for the outstanding retainage and imminent collections of receivables over 90 days old as negotiated prior to Closing. The Target Cash Consideration will be set at Six Hundred Thousand US Dollars ($600,000.00); the Base Working Capital Requirement will be set at Six Hundred Thousand US Dollars ($600,000.00). The cash payment at closing will be the greater of the calculation as described above based on cash on hand and qualified receivables, or $600,000.00, (ii) promissory note(s) totaling Five Hundred Sixty Three Thousand One Hundred US Dollars ($563,100.00) (the “PROMISSORY NOTE”), The Promissory Note will accrue interest at a rate of Nine Percent (9%) per annum and will amortize with a principal and interest payment at the First Anniversary Date of the Transaction of Twenty-Five Percent (25%) of the Seller Note plus accrued interest, a principal and interest payment at the Second Anniversary Date of the Transaction of Twenty-Five Percent (25%) of the Seller Note plus accrued interest and a Final Payment of the Outstanding Balance of the Seller Note plus any unpaid interest on the Third Anniversary Date of the Transaction, and (ii) $1,163,200.00 in value of shares of Common Stock to the Sellers for the balance thereof ("STOCK CONSIDERATION") as described below in Section 1.2.2 of this Agreement. The Sellers agree, for purposes hereof, that the Stock Consideration will be allocated pro-rata based on their equity ownership in the Corporation. The Sellers agree, for purposes hereof, that principal and interest on the Promissory Note will be allocated pro rata based on their equity ownership in the Corporation immediately prior to Closing. The Promissory Note carries a cumulative claw-back feature (the “Claw Back”) for the term of the Promissory Note. The Corporation will be operated in a manner consistent with its current operations until the end of the Clawback period.  The Claw Back shall no longer apply in the event that (i) the Corporation or substantially all of its assets are sold, (ii).or a material change is made by the Purchaser to the policies and procedures implemented by the Corporation over the past two years.

           1.2.2         The Stock Consideration shall be issued to the Sellers as follows:

(a) At closing, the Purchaser shall issue to the Sellers an aggregate of 2,908,000 shares of its Common Stock (“the “STOCK CONSIDERATION”) the total Stock Consideration to be paid to the Sellers based upon a share price of Forty Cents ($0.40) per share.

(b) Common shares issued at Closing will carry a make whole provision (the “Make Whole”). It is the parties’ intention that the Proposed Transaction will be structured as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. The Make Whole provides down-side protection against a decline in Purchaser’s common share price. The Make Whole is available only for shares held from the Stock Consideration by the Seller for a period of one year following Closing. In the event that the Market Price Per Share of the Stock Consideration during the thirty (30) consecutive trading days immediately prior to the first anniversary of the Closing (the “Make Whole Date”) is less than $.40, Purchaser would, at Purchaser’ option, either issue to Sellers that number of additional shares of EGPI common stock equal to (1) the number of shares of EGPI common stock comprising the Stock Consideration held at the Make Whole Date, multiplied by $.40, less (2) the number of shares of EGPI common stock comprising the Stock Consideration held at the Make Whole Date, multiplied by the Market Price Per Share of the Stock Consideration on the Make Whole Date. Notwithstanding the foregoing, Purchaser’s obligation to make any adjustment pursuant to the preceding sentence shall terminate in the event that, at any time prior to the Make Whole Date, the aggregate Market Price Per Share of the Stock Consideration during any twenty consecutive trading days exceeds $.75. The termination of the Make Whole mechanism will only apply if the Sellers’ shares are registered during the entire twenty consecutive trading days period, during which the Market Price Per Share of the Stock Consideration exceeds $.75, by virtue of eligibility and effectiveness of either i) 144 legend removal or ii) self imposed registration process by the Company.

1.3	PURCHASE PRICE ADJUSTMENT MECHANISM.

1.3.1     The Promissory Note portion of the Cash Consideration and the Stock Consideration for each of the Sellers will be adjusted based on the final Unaudited Financial Statements for the period the purchase price was calculated and the impact on calculated EBITDA used in the original formula. The determinations of EBIDTA and other financial results for purposes of any post-closing adjustment of the sales price musts be made in accordance with generally accepted accounting principles, using the same methods of accounting , accounting principles and practices utilized in the preparation of SATCO's financial statements for the periods preceding the Closing. There will be no adjustment made to the calculated EBITDA based on the current method of accounting for commissions. The Purchaser is aware of and agrees with the current method of accounting for commissions. In the event that the Purchase Price of the Company is reduced after review of the final Audited Financial Statements or during the due diligence process, the Sellers will have the right to unwind this transaction if the adjustment lowers the average Trailing Twenty-Four Month EBITDA by more than One Hundred Thousand Dollars ($100,000.00).

1.3.2     The aggregate of the Promissory Note portion of the Cash Consideration and the Stock Consideration to be paid by the Purchaser to the Sellers is subject to a one-time adjustment based upon the Corporation's final audited financial statements, as described below.

1.3.3     As soon as practicable, but in no event more than sixty (60) days after the closing date, the Purchaser shall cause the Corporation to prepare and deliver to the Seller, special purpose financial statements prepared in accordance with Closing GAAP, applied on a consistent basis in accordance with the Corporations historical accounting policies and as described on Schedule 1.3.3, showing results of operation of the Corporation as of the Closing Date (the "DETERMINATION DATE FINANCIAL STATEMENTS"), which Determination Date Financial Statements shall be prepared at the expense of the Purchaser, by the accounting firm of Tomkiewicz Wright, LLC (the "AUDITOR"). There will be no adjustment made to the calculated EBITDA based on the current method of accounting for commissions. The Purchaser is aware of and agrees with the current method of accounting for commissions. In addition, the Purchaser shall bear the expense of having an opening date balance sheet as of the Effective Date, prepared by the Auditor in accordance with Closing GAAP, applied on a consistent basis in accordance with the Corporation's historical accounting policies. The parties acknowledge that the Determination Date Financial Statements are for the sole purpose of determining adjustments to the Purchase Price and may not reflect the actual financials of the Corporation used in preparing the Purchaser's consolidated financial statements.

1.3.4     The Sellers shall have thirty (30) days from the date the Determination Date Financial Statements are delivered by the Purchaser and the Corporation to review the Determination Date Financial Statements and propose any adjustments for the purpose of determining adjustments to the Purchase Price. If after discussion of any such proposed adjustments, either party disputes such adjustments, then the Purchaser and the Sellers shall engage a nationally recognized accounting firm (the "ALTERNATE AUDITOR") to review the disputed items. The Alternate Auditor's determination of the disputed items with respect to the determination of the Purchase Price shall be final and binding upon the Parties, without adjustment. All invoices submitted by the Alternate Auditor shall be paid by the Purchaser and the Sellers equally.

1.3.5     The "ADJUSTED PURCHASE PRICE" for the Shares shall be the greater of (x) 4.5 times the difference in the Corporation's EBIDTA for the Determination Period, as calculated from the Determination Date Financial Statements and the EBITDA used for the 24 month trailing period in the purchase price calculation. The Determination Period shall be for the trailing 24 months from May 1st, 2007 to April 30th, 2009.The adjusted purchase price shall be applied against the Stock Consideration. The Sellers hereby agree that it shall deliver any shares of Common Stock required to pay the Shortage Amount, if any, free and clear of all Liens.

1.4	SELLER’S EARN OUT.

In addition to the Purchase Price, the Sellers shall, for a period of thirty six (36) months following the Closing Date (the "EARNOUT TERM"), be entitled to earn incentive compensation payable in cash (the “Earnout Provision” or “Earnout”) based upon the final performance of the Corporation, as defined in EXHIBIT A, according to the formula set forth on EXHIBIT A, and (b) be entitled to earn additional equity compensation based upon the financial performance of acquired companies, determined in accordance with the provisions of EXHIBIT A.

1.5	OPTION TO REPURCHASE.

1.5.1     If the average Market Price for the Common Stock is less than Forty Cents ($0.40) per share for the fifteen (15) consecutive Trading Days ending on the Second Anniversary Date, then the Sellers shall have the option, but not the obligation, to repurchase all, but not less than all, of the Shares from the Purchaser. The Sellers shall have thirty (30) days from the Second Anniversary Date to notify the Purchaser of its intent to exercise its purchase option. In the event that the Sellers exercise their option to acquire the Shares, then the Sellers shall be obligated to purchase the Shares at an aggregate purchase price of $2,326,300 payable in $1,163,100 in cash and balance of any note and 2,908,000 shares of the Purchaser’s common stock.

1.5.2     Notwithstanding the foregoing, the Sellers shall not have an option to repurchase the Shares pursuant to Section 1.5.1 of the Agreement in the event that any of the following has occurred: (a) projected, pro forma, combined, consolidated revenue run rate for the Purchaser for the twelve (12) month period ending on the Second Anniversary Date exceeds $50,000,000; (b) the Market Price for the Common Stock is equal to or greater than One Dollar ($1.00) per share (on an adjusted basis taking into consideration any capital reorganization, reclassification, or otherwise) for three (3) consecutive trading days occurring between the Closing Date and the Second Anniversary Date; (c) consolidated net income before taking into account federal and any state or local income taxes for the Purchaser for the twelve (12) month period ending on the Second Anniversary Date exceeds $13,000,000; (d) as of the Second Anniversary Date the Common Stock is listed for trading on the National Association of Securities Dealers' Automated Quotation Small Cap Market; (e) the Corporation's EBIDTA is less than $400,000 for the twelve (12) month period ending on the Second Anniversary Date or (f) the Corporation's revenue is less than $12,000,000 for the twelve (12) month period ending on the Second Anniversary Date.

1.6	PURCHASER STOCK ISSUED TO THE SELLER.

1.6.1     No fractional shares of Common Stock shall be issued to the Sellers hereunder, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. If a fractional share interest arises pursuant to any calculation in Section 1.3 or elsewhere herein, the Purchaser shall eliminate such fractional share interest by paying the Seller the amount computed by multiplying the fractional interest by the price of a full share (with such price being the same price used to determine the shares then being issued).

1.6.2     The Sellers shall be granted registration rights, with respect to all shares of Common Stock issued to the Sellers hereunder, as more specifically set forth in that certain Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT") in the form attached hereto as EXHIBIT B.

1.6.3     Shares of Common Stock, when issued and delivered to the Seller in accordance with the terms hereof, will be duly authorized, validly issued, fully-paid and non-assessable.

1.6.4     The stock certificates evidencing the Shares of Common Stock issued to Sellers hereunder will bear the following legend:

 THIS SHARES OF STOCK EVIDENCED BY THIS STOCK CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

1.7	EMPLOYEE BONUS POOL.

A pool of shares of the Purchaser’s common stock (500,000 shares) shall be made available for distribution to employees of the Corporation at the first anniversary of the Closing in an incentive stock option plan for the benefit of certain employees of the Companies designated by the Sellers, with an exercise price not to exceed one hundred and ten percent market price on date of issuance.

1.8	INITIAL FINANCING AND LINE OF CREDIT CLAUSE

The Purchaser acknowledges that the Factoring Transaction associated with Creative Capital Associates is an initial financing and the Purchaser is bound by this agreement to obtain an additional traditional Line of Credit, or other traditional form of debt, as soon as possible, as stipulated in the original Letter of Intent. The Purchaser agrees to obtain a conventional Line of Credit Financing Facility, or other traditional form of debt, within forty-five (45) days of closing with an option by the Purchaser to extend this deadline to January 31, 2010. In addition, the Purchaser will reimburse the interest charges for the existing financing to the Corporation.

1.9      PERSONAL GUARANTIES

The Agreement provides (i) that the Purchaser will fully indemnify the Sellers for any amounts the Sellers are required to pay pursuant to such guarantees, and (ii) that the Purchaser will offer to replace the Sellers’ personal guaranties with its corporate guaranty, or otherwise take any action required to remove the guaranties, as soon as possible following the Closing.

1.10    CONDITION TO CLOSING

A cash payment in the amount of $600,000 will be made to the Sellers, and a cash payment of $100,000, which will be applied toward the working capital requirement, will be made to the Corporation within forty-eight (48) hours of the signature date of the Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE CORPORATION

The Sellers and the Corporation , to the best of their knowledge, hereby represent and warrant to the Purchaser as of the date hereof and as of the Closing Date that:

2.1     CORPORATE ORGANIZATION. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. The Corporation is duly qualified or licensed to do business in good standing in every jurisdiction in which they conduct of its business, the ownership or lease of its properties, the proposed conduct of its business or ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a Material Adverse Effect, which jurisdictions are listed on SCHEDULE 2.1 hereto.

2.2     SUBSIDIARIES AND AFFILIATES.  Other than as set forth on SCHEDULE 2.2, the Corporation has no Subsidiaries or Affiliates.

2.3     CAPITAL STOCK.  The entire  authorized  capital  stock  of  the Corporation  consists of ten thousand (10,000) shares of common stock with $0.01 par value per share,  of  which  three thousand (3,000) shares  are  issued  and outstanding, and all of which are owned by the Sellers. All issued and outstanding shares having been validly issued and are fully paid and non-assessable, with no personal liability or preemptive rights attaching to the ownership thereof.  Except as set forth on SCHEDULE 2.3, no instruments or securities of any kind exist which are convertible into additional shares of the capital  stock  of  the  Corporation,  nor do any outstanding options, warrants, rights,  calls,  commitments,  plans, or other arrangements or agreements of any character  exist providing for the purchase or issuance of any additional shares of  the  Corporation.

2.4     CORPORATE RECORDS.  The  minutes of the directors and shareholders of  the Corporation made available to the Purchaser are complete and correct and contain  all  of  the  proceedings  of  the  shareholders  and  directors of the Corporation.

2.5    AUTHORIZATION. The Sellers have full power and authority to enter into this Agreement and the agreements contemplated hereby and to deliver the Shares and the certificates evidencing such Shares to the Purchaser as provided for herein, free and clear of all Liens. The execution, delivery and performance of this agreement and all other agreements and transactions contemplated hereby have been duly authorized by the directors and shareholders of the Corporation and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby.

2.6     NO VIOLATION. Other than as set forth in SCHEDULE 2.6, the execution and delivery by the Sellers and the Corporation of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Sellers and the Corporation do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default or event of default under (with due notice, lapse of time or both) of any contract to which either the Corporation or the Sellers is a party; (b) or result in the creation of any Lien upon any of the Sellers' assets or the Corporation's capital stock or assets; (c) give any third party the right to accelerate any obligations of either the Sellers or the Corporation; (d) result in a violation of or require any authorization, consent, approval, exemption or other action by or notice to any court or Authority pursuant to, the charter or bylaws of the Corporation, or any Regulation, Order or Contract to which the Sellers, the Corporation or their respective properties are subject. The Sellers will comply with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

2.7     FINANCIAL STATEMENTS.

2.7.1     Unaudited year-end balance sheets and statements of operations of the Corporation as of December 31, 2008 and unaudited balance sheets for the period commencing January 1, 2009 and ending June 30, 2009 (the "FINANCIAL STATEMENT DATE") and unaudited statements of operations for the six (6) month period then ended (collectively, the "FINANCIAL STATEMENTS") have been delivered to the Purchaser, and are attached to SCHEDULE 2.7.1. Such balance sheets and the notes thereto fairly present the financial position of the Corporation as at the respective dates thereof, and such Financial Statements (a) fairly present the results of operations for the periods therein referred to, all in accordance with GAAP (except as stated therein or in the notes thereto) applied on a consistent basis; (b) fairly present the financial condition of the Corporation at the respective date of, and for the period covered by such statements; and (c) are in accordance with the required or permitted statutory accounting requirements or practices applied on a consistent basis under the laws of the State of Georgia. The determinations of EBIDTA and other financial results for purposes of any post-closing adjustment of the sales price musts be made in accordance with generally accepted accounting principles, using the same methods of accounting , accounting principles and practices utilized in the preparation of SATCO's financial statements for the periods preceding the Closing. The Purchaser is aware of and agrees with the current method of accounting for commissions. Since the Financial Statement Date, no change has occurred in the condition of the Corporation as shown in the Financial Statements which has or could reasonably be expected to have a Material Adverse Effect.

2.8     EMPLOYEES. SCHEDULE 2.8 lists all employees of the Corporation whose annual base salary exceeds $100,000 per year. The Corporation has been for the past four (4) years, and currently is, in material compliance with all Federal, State and local Regulations or Orders affecting employment and employment practices of such Corporation (including those Regulations promulgated by the Equal Employment Opportunity Commission), including terms and conditions of employment and wages and hours. At the Closing, the Corporation will have no obligation to make any payment to any of past or present employees, officers or directors or independent contractors except as to those individuals described in SCHEDULE 2.8, other than compensation paid in the ordinary course of business.

2.9     ABSENCE OF CERTAIN CHANGES. Since the Financial Statement Date, there has not been (a) any Material Adverse Change; (b) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, with regard to the Corporation's properties and businesses; (c) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Corporation's capital stock, or any redemption or other acquisition of such stock by the Corporation; (d) any material increase in the compensation payable to or to become payable by the Corporation to its officers or employees or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees or any Affiliate of the Corporation; (e) any entry into any material Contract not in the ordinary course of business, including without limitation any borrowing or capital expenditure; or (f) any change by the Corporation in accounting methods or principles, except as listed in SCHEDULE 2.9.

2.10   CONTRACTS.

2.10.1   Except as expressly contemplated by this Agreement or as set forth on Schedules 2.10(a)-(n) hereto, as of the Closing Date, the Corporation is not a party to any written or oral:

(a)     pension, profit sharing, stock options, employee stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan, or any Contract with any labor union, except as listed in SCHEDULE 2.10.1 (a);

(b)     Contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis or Contract relating to loans to officers, directors or Affiliates;

(c)     Contract relating to the borrowing of money or the mortgaging, pledging or otherwise placing a Lien on any asset owned by the Corporation;

(d)     Guarantee of any obligation;

(e)     Contract under which the Corporation has advanced or loaned any Person money;

(f)      Contract under which the Corporation is lessee of or holds or operates any property, real or personal, owned by any other party, other than equipment leases entered into in the ordinary course of business;

(g)     Contract under which the Corporation is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Corporation;

(h)     Contract or group of related Contracts with the same party or group of affiliated parties the performance of which involves a consideration in excess of $50,000 in the aggregate, excluding any purchase orders in the ordinary course of business;

(i)      assignment, license, indemnification or Contract with respect to any intangible property (including, without limitation, any Proprietary Rights), other than software licenses in the ordinary course of business;

(j)      Contract under which it has granted any Person any registration rights (including piggyback rights) with respect to any securities;

(k)     Contract prohibiting it from freely engaging in any business or competing anywhere in the present geographic location;

(l)      Contract for the purchase, acquisition or supply of property and assets, whether for resale or otherwise, other than value-added reseller agreements entered into in the ordinary course of business;

(m)    Contracts providing for "take or pay" or similar unconditional purchase or payment obligations;

(n)     any other contract which is material to its operations and business prospects or involves a consideration in excess of $50,000 annually, excluding any purchase orders in the ordinary course of business.

2.10.2   The Corporation has performed in all material respects all obligations required to be performed by it and is not in default in any material respect under or in breach of nor in receipt of any claim of default or breach under any Contract to which the Corporation is subject; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any Contract to which the Corporation is subject; the Corporation has no present expectation or intention of not fully performing all of its contractual obligations; and the Corporation has no knowledge of any breach or anticipated breach by the other parties to any Contract to which it is a party.

2.11   BROKERAGE. No broker, agent or finder has rendered services to the Sellers or the Corporation in connection with the transactions contemplated under this Agreement.

2.12   TITLE AND RELATED MATTERS.

2.12.1   Except as set forth in SCHEDULE 2.12.1 hereto, the Corporation has good and marketable title to all of the properties and assets reflected in the Financial Statements (except for properties and assets sold since the Financial Statement Date in the ordinary course of business), free and clear of all Liens, except (a) statutory Liens not yet delinquent; (b) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties; or do not detract from the value of such properties and assets, taken as a whole; or (c) Liens reflected in the Financial Statements or the notes thereto.

2.13   LITIGATION. There is no Claim pending or threatened against the Corporation which, if adversely determined, would have a Material Adverse Effect, nor is there any Order outstanding against the Corporation which has, or could reasonably be expected to have, a Material Adverse Effect, except as listed in SCHEDULE 2.13..

2.14     TAX MATTERS.

2.14.1   The Corporation has filed all federal, tax reports, returns, information returns and other documents required to be filed and has filed state and local tax reports, returns, information returns in the jurisdictions listed on SCHEDULE 2.14.1 (collectively the "TAX RETURNS") required to be filed and has duly paid or accrued on the Financial Statements all relevant taxes, including without limitation income, premium, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance and other charges (including interest and penalties) (collectively, the "TAXES") due claimed to be due or may be due by federal, state, or local authorities (collectively, the "TAXING AUTHORITIES"). All Taxes required or anticipated to be paid for all periods prior to and including the Closing Date have been paid or fully reserved against in accordance with GAAP, except as provided in SCHEDULE 2.14.1(a) hereto. All Taxes which are required to be withheld or collected by the Corporation have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of the Corporation except for liens for Taxes not yet due and payable. The Corporation has not executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), of the Corporation is substantially correct and in compliance with the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "CODE").

2.14.2   No issues have been raised that are currently pending by any Taxing Authority in connection with any Tax Returns. No material issues have been raised in any examination by any Taxing Authority with respect to the Corporation which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. There are no unresolved issues or unpaid deficiencies relating to such examinations. The items relating to the business, properties or operations of the Corporation on the Tax Returns filed by or on behalf of the Corporation for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied to the Purchaser, state accurately, in all material respects the information requested with respect to the Corporation and such information was derived from the books and records of the Corporation, except as listed in SCHEDULE 2.14.2.

2.14.3     The  Corporation  is  not  subject  to  any  joint venture, partnership  or  other arrangement or Contract which is treated as a partnership for  federal  income  tax  purposes.  The Corporation is not a party to any tax sharing agreement.

2.14.4     The  Corporation  is  not a "consenting corporation" within the  meaning  of  Section 341(f)(1) of the Code, or comparable provisions of any state  statutes,  and  none  of  the  assets of the Corporation is subject to an election  under Section 341(f) of the Code or comparable provisions of any state statutes.

2.14.5     The Corporation is not and will not be required to recognize after the Closing Date any taxable income in respect of accounting method adjustments required to be made under the Tax Reform Act of 1986 or the Revenue Act of 1987.

2.14.6     None  of  the  assets  of  the  Corporation  constitutes tax-exempt  bond financed property or tax-exempt use property within the meaning of  Section  168  of  the  Code,  and  none of the assets of the Corporation are subject  to a lease, safe harbor lease or other arrangement as a result of which the  Corporation  is  not  treated as the owner for federal income tax purposes.

2.14.7     The  Corporation  has not made or become obligated to make, and will as a result of any event connected with the Closing become obligated to make,  any  "excess  parachute  payment"  as defined in Section 280G of the Code (without  regard  to  subsection  (b)(4)  thereof).

2.14.8     Tax Sharing Agreements.  The Corporation is not a party to any Tax Sharing Agreement.

2.14.9     Returns and Reports.  The  Corporation shall file all Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods  ending  on  or before the Closing Date (a "PRE-CLOSING TAX RETURN") and shall  pay  all  amounts  shown to be due on such Pre-Closing Tax Returns to the appropriate  taxing  authority.

2.14.10   Tax Books and Records. The Purchaser and the Sellers shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access of books and records) and assistance relating to the Corporation as is reasonably necessary for the filing of any return or report, for the preparation for any audit, and for the prosecution or defense of any claim relating to any proposed adjustment or refund Claim.

2.15   COMPLIANCE WITH LAW AND APPLICABLE GOVERNMENT. The Corporation is presently in material compliance in respect of its operations, practices, real property, plants, structures, and other property, and all other aspects of its business, with all applicable Regulations and Orders, including, but not limited to, all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety where such failure or failures would individually or in the aggregate have a Material Adverse Effect. There are no Claims pending or threatened against the Corporation, nor has the Corporation received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over the Corporation including any requirement of OSHA or any pollution and environmental control agency (including air and water).

2.16   ERISA AND RELATED MATTERS. The Corporation leases all of its employees from a third party, therefore is not a party to or participates in or have any liability or contingent liability with respect to:

2.16.1   any "employee welfare benefit plan," "employee pension benefit plan" or "multiemployer plan" (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"));

2.16.2   any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements (referred to collectively hereinafter as "fringe benefit arrangements") for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA); or

2.16.3   any employment agreement not terminable on thirty (30) days' or less written notice, without further liability.

2.17   BANKS, BROKERS AND PROXIES. SCHEDULE 2.17 hereto sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which the Corporation has an account, credit line or safe deposit box or vault, or otherwise maintains relations; (b) the name of each person authorized by the Corporation to draw thereon or to have access to any such safe deposit box or vault; (c) the purpose of each such account, safe deposit box or vault; and (d) the names of all persons authorized by proxies, powers of attorney or other instruments to act on behalf of the Corporation in matters concerning its business or affairs. All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Corporation for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable. The account statements previously provided to the Purchaser are true and complete in all respects.

2.18   INTELLECTUAL PROPERTY.

2.18.1   The Corporation has no trade name, service mark, patent, copyright or trademark related to its business, except those which are set forth in SCHEDULE 2.18.1, which are all those necessary for the operation of its business as currently conducted.

2.18.2     The Corporation has the right to use each Proprietary Right listed on SCHEDULE 2.18.2.  There are no Claims pending, or threatened, against the Corporation that its use of any of the Proprietary Rights listed on SCHEDULE 2.18.2 infringes the rights of any Person.

2.18.3    The Corporation is not a party in any capacity to any franchise, license or royalty agreement respecting any Proprietary Right.

2.19    DEALINGS WITH AFFILIATES. SCHEDULE 2.19 hereto sets forth a complete list, including the parties, of all oral or written agreements and arrangements to which the Corporation is, will be or has been a party, at any time from December 31, 2008 to the Closing Date, and to which any one or more Affiliates is also a party.

2.20    INSURANCE. The Corporation currently has, and through the Closing Date will have, insurance contracts or policies (the "POLICIES") in full force and effect which provide for coverages that are usual and customary as to amount and scope in the business of the Corporation. SCHEDULE 2.20 hereto sets forth a summary of all insurance contracts or policies that relate to liability or excess liability insurance (collectively, the "LIABILITY POLICIES") and all other Policies, including the name of the insurer, the types, dates and amounts of coverages and any material coverage exclusions. Except as set forth in SCHEDULE 2.20 hereto, all of the Policies and Liability Policies remain in full force and effect. The Corporation has not breached or otherwise failed to perform, in any material respect, its obligations under any of the Policies or the Liability Policies nor have the Sellers or the Corporation received any adverse notice or communication from any of the insurers party to the Policies or the Liability Policies with respect to any such alleged breach or failure in connection with any of the Policies or the Liability Policies. All Policies are sufficient for compliance with all Regulations, Orders and all Contracts to which either Corporation is subject; are valid, outstanding, collectible and enforceable policies; and will not in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Corporation has never been refused any insurance with respect to the Corporation's assets or operations, nor has coverage ever been limited by any insurance carrier to which the Corporation has applied for any Policy, or with which the Corporation has carried a Policy.

ARTICLE 3

ADDITIONAL REPRESENTATIONS OF THE SELLER

Each Seller hereby represents and warrants to the Purchaser, severally but not jointly, as of the date hereof and as of the Closing Date that, to the best of their knowledge:

3.1     SHARES HELD FOR OWN ACCOUNT. Any shares of Common Stock acquired by the Seller hereunder (the "ACQUIRED SHARES") are being acquired for the Seller's own account; not as a nominee or agent, and not with a view to the direct or indirect sale or distribution of any part thereof, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with the Securities Act of 1933, as amended (the "SECURITIES ACT").

3.2     NO REGISTRATION.  The Seller understands and acknowledges that the Acquired  Shares  have not been registered under the Securities Act or any state securities laws, are being sold in reliance upon an exemption or exemptions from the  registration and prospectus delivery requirements of the Securities Act and applicable  state  securities  laws, and must be held by the Seller indefinitely unless  a  subsequent disposition thereof is registered under the Securities Act and  applicable  state  securities  laws  or  is  exempt  therefrom. If the Acquired Shares have not been registered within 7 months of the Closing date, the stock value of the Acquired Shares can be converted to additional cash due to the Sellers at the Sellers’ option.

3.3     INVESTMENT KNOWLEDGE. The Sellers each have the knowledge, skill and experience in financial, business and investment matters relating to an investment of this type and are capable of evaluating the merits and risks of such investment and protecting the their respective interests in connection therewith. To the extent deemed necessary by the Seller, such Seller has retained, at the Seller's own expense, appropriate professional advice regarding the investment, tax and legal merits and consequences of acquiring and owning the Acquired Shares.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

           The Purchaser represents and warrants to the Sellers and the Corporation as follows as of the date hereof and as of the Closing Date, to the best of its knowledge:

4.1     CORPORATE ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.

4.2     CAPITAL STOCK. As of June 30, 2009, the entire authorized capital stock of the Purchaser consists of one billion three hundred million (1,300,000,000) shares of Common Stock with $0.001 par value per share, of which twenty three million eight hundred sixty eight thousand fourteen (23,868,014) shares were issued and outstanding, twenty million (20,000,000) shares of Series A Preferred Stock of which none are issued and outstanding, twenty million (20,000,000) shares of Series B Preferred Stock of which none are issued and outstanding and twenty million (20,000,000) shares of Series C Preferred Stock, of which five thousand (5,000) shares are issued and outstanding. Since June 30, 2009 four million seven hundred eighty seven three hundred sixty one shares of Common Stock have been issued No Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock has been issued. All issued and outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock have been validly issued and are fully paid and non-assessable, with no personal liability or preemptive rights attaching to the ownership thereof. Except as set forth on SCHEDULE 4.2, no instruments or securities of any kind exist which are convertible into additional shares of the capital stock of the Corporation, nor do any outstanding options, warrants, rights, calls, commitments, plans or other arrangements or agreements of any character exist providing for the purchase or issuance of any additional shares of the Corporation.

4.3     AUTHORIZATION. The Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The directors of the Purchaser have duly authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

4.4     NO VIOLATION. Other than as set forth in SCHEDULE 4.4, the execution and delivery by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default or event of default under (with due notice, lapse of time or both) of any contract to which the Purchaser is a party; b) result in the creation of any Lien upon any of the Purchaser's capital stock or assets; c) give any third party the right to accelerate any obligations of the Purchaser; or d) result in a violation of or require any authorization, consent, approval, exemption or other action by or notice to any court or Authority pursuant to, the charter or bylaws of the Purchaser, or any Regulation, Order or Contract to which the Purchaser or its properties are subject. The Purchaser will comply with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

4.5     FINANCIAL STATEMENTS.

4.5.1     Audited year-end balance sheets and statements of operations, stockholders equity and cash flow of the Purchaser as of December 31, 2008 and unaudited balance sheets for the period commencing January 1, 2009 and ending June 30, 2009 (the "PURCHASER FINANCIAL STATEMENT DATE") and unaudited statements of operations, stockholders equity and cash flow for the five (5) month period then ended (collectively, the PURCHASER FINANCIAL STATEMENTS") have been delivered to the Sellers. Such balance sheets and the notes thereto fairly present the financial position of the Purchaser as at the respective dates thereof, and such statements of operations, stockholders equity and cash flow and the notes thereto (a) fairly present the results of operations for the periods therein referred to, all in accordance with GAAP (except as stated therein or in the notes thereto) applied on a consistent basis.

4.5.2     Except as set forth in SCHEDULE 4.5.2 hereto, the Purchaser does not have any Indebtedness, obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, known to the Purchaser, whether due or to become due) arising out of transactions entered into or Occurrences that occurred at or prior to the Closing Date, other than: (a) liabilities set forth in the Purchaser Financial Statements; and (b) liabilities and obligations which have arisen after the Purchaser Financial Statement Date in the ordinary course of business (none of which is a liability resulting from breach of Contract, breach of warranty, tort, infringement, Claim or lawsuit).

4.6     BROKERAGE.  No broker, agent or finder has rendered services to the Purchaser in connection with the transactions contemplated under this Agreement except as listed in SCHEDULE 4.6.

4.7     INVESTMENT INTENT.  The  Purchaser is acquiring the Shares for its own  account  and  not  with  a view to their distribution within the meaning of Section  2(11)  of  the  Securities  Act.

4.8     ACQUIRED SHARES. The Acquired Shares issuable to the Sellers by the Purchaser hereunder will, upon issuance, (a) be fully paid and nonassessable; and (b) be free and clear of any and all Liens.

4.9     DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Sellers or the Corporation by or on behalf of the Purchaser with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Purchaser has not disclosed to the Seller and the Corporation in writing and of which the Purchaser or its officers, directors or executive employees is aware and which could reasonably be anticipated to have a Material Adverse Effect.

ARTICLE 5

COVENANTS OF THE PURCHASER

           The Purchaser hereby covenants and agrees with the Sellers that:

5.1     CONSENTS.  The Purchaser shall use its best efforts to obtain on or prior to the Closing Date, all consents necessary to the consummation of the transactions contemplated hereby.

5.2     BREACH OF AGREEMENT.  The Purchaser shall not take any action which, if taken prior to the Closing Date, would constitute a breach of this Agreement.

5.3     CONFIDENTIALITY. The Purchaser shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Majority Holder's prior consent, all information received by it from Joyner, Hall, Hunter or the Corporation's officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

5.4     TRANSFER OR PLEDGE OF SHARES. Other than pursuant to the Stock Pledge Agreement, Purchaser shall not sell, transfer, assign, pledge or otherwise encumber any of the Shares until the ability of the Sellers to repurchase the Shares pursuant to the provisions of Section 1.5 of this Agreement have expired, without the prior written consent of the Sellers.

ARTICLE 6

OTHER AGREEMENTS

           As a condition to the Parties' obligation to consummate the transactions contemplated hereby:

6.1     TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Corporation for tax periods which begin before the Closing Date and end after  the  Closing  Date.

6.2     AUDITS. At all times prior to the Determination Date, the Purchaser will allow the Corporation and its counsel to participate in any audits of the Purchaser consolidated federal income Tax Returns to the extent that such returns relate to the Corporation. The Purchaser will not settle any such audit in a manner which would adversely affect the Corporation after the Closing Date without the prior written consent of Majority Holder, which consent shall not unreasonably be withheld.

6.3     EMPLOYMENT, NON-COMPETITION AND INCENTIVE COMPENSATION AGREEMENTS. Bob Joyner, Stewart Hall and Michael Hunter (collectively, the "OFFICERS") shall at the Closing, execute and deliver the Employment, Non-Competition and Incentive Compensation Agreements in the forms of EXHIBIT C, EXHIBIT D and EXHIBIT E hereto, respectively (each an "EMPLOYMENT AGREEMENT"). The Officers shall enter into individual Employment Agreement that is mutually agreed upon by the Seller and Purchaser. The Employment Agreement shall provide Employee with cash and stock consideration for their efforts to assist Purchaser with (i) the integration of the Corporation’s operations with that of Purchaser and (ii) assisting the Purchaser in its plan of strategic target acquisitions. The Employment Agreements shall include substantially the same economic conditions in regard to salary and bonuses as are being earned currently except for any bonuses paid as a distribution due to tax liabilities that are incurred because of the S Corporation status of the Corporation. Each Seller would agree not to compete in any of the business lines currently engaged in at the closing date by the Corporation for a period of three years following the Closing. Specifically excluding any activities in the construction industry which the Sellers reserve the right to operate in after closing.

6.4     FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date the Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser, the title to any property or rights of any of the Corporation acquired or to be acquired by reason of, or as a result of, the acquisition, the Seller agrees that the Seller and its proper officers shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Corporation and otherwise to carry out the purpose of this Agreement.

6.5     NO SOLICITATION OR NEGOTIATION. Unless and until this Agreement is terminated, the Sellers and the Corporation shall not, and each shall use its best efforts to cause its directors, officers, employees, representatives, agents, advisors, accountants and attorneys not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any person with respect to, or have any discussions with any persons relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, directly or indirectly, the Corporation, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

6.6     INDEMNIFICATION AND RELEASE FROM AGREEMENTS OF PERSONAL GUARANTY. At Closing, the Purchaser shall execute an Indemnification Agreement in the form of EXHIBIT F, pursuant to which the Purchaser shall indemnify Sellers and Mike Hunter individually from all liability in the event any beneficiaries exercise their rights under the Sellers and Mike Hunter individually Guaranties.  The Purchaser shall also use its reasonable efforts to obtain the termination of the Sellers and Mike Hunter individually Guaranties from their respective beneficiaries.

ARTICLE 7

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

           Each  and  every  obligation of the Purchaser under this Agreement shall be subject  to  the  satisfaction,  on  or  before the Closing Date, of each of the following  conditions  unless  waived  in  writing  by  the  Purchaser:

7.1     REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Sellers and the Corporation contained in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Sellers or the Corporation, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Sellers and the Corporation shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. An officer of the Corporation, shall have delivered to the Purchaser a certificate (which shall be addressed to the Purchaser), dated the Closing Date, in the form of EXHIBITS G hereto, respectively (each an "OFFICER'S CERTIFICATE"), certifying to the foregoing.

7.2     CONSENTS AND APPROVALS. The Sellers and the Corporation shall have obtained any and all material consents, approvals, orders, qualifications, licenses, permits or other authorizations, required by all applicable Regulations, Orders and Contracts of the Corporation or binding on their respective properties and assets, with respect to the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby.

7.3     NO MATERIAL ADVERSE CHANGE.  There  shall  have been no Material Adverse  Change  since the date of this Agreement, which representation shall be attested  to  in  the  Corporation's  Officer's  Certificate.

7.4     NO PROCEEDING OR LITIGATION. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

7.5     PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and the Purchaser's counsel, and the Sellers and the Corporation shall have made available to the Purchaser for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of the Corporation which the Purchaser may reasonably request in connection with said transaction.

7.6     SECRETARY'S CERTIFICATE. The Purchaser shall have received a certificate, substantially in the form of EXHIBIT H hereto, of the secretary of the Corporation, as to the charter and bylaws of the Corporation, the resolutions adopted by the directors and stockholders of the Corporation in connection with this Agreement and the incumbency of the Corporation's officers.

7.7     EMPLOYMENT AGREEMENTS.  The Managers and the Corporation shall have executed and delivered the Employment Agreements.

7.8     OTHER DOCUMENTS. The Sellers and the Corporation shall furnish the Purchaser with such other and further documents and certificates including certificates of the Corporation officers and others as the Purchaser shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF THE SELLERS AND THE CORPORATION

Each and every obligation of the Sellers and the Corporation under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by a majority of the Sellers and/or the Corporation, as applicable:

8.1     REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Purchaser contained in this Agreement and all information contained in any exhibit, schedule or attachment hereto shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date. An officer of the Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date, in the form of EXHIBITS I and J hereto, certifying to the foregoing.

8.2     CONSENTS AND APPROVALS. The Purchaser shall have obtained any and all material consents, approvals, orders, qualifications, licenses, permits or other authorizations, required by all applicable Regulations, Orders and Contracts of the Purchaser or binding on its properties and assets, with respect to the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby.

8.3     NO PROCEEDING OR LITIGATION. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

8.4     PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Sellers and the Corporation and their counsel, and the Purchaser shall have made available to the Sellers and the Corporation for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of the Purchaser which the Sellers and the Corporation may reasonably request in connection with said transaction.

8.5     SECRETARY'S CERTIFICATE.  The  Sellers  and the Corporation shall have  received  a certificate, substantially in the form of EXHIBIT K hereto, of the  secretary  of the Purchaser, as to the charter and bylaws of the Purchaser, the  resolutions  adopted  by the directors and stockholders of the Purchaser in connection  with  this Agreement and the incumbency of the Purchaser's officers.

8.6     CERTIFICATE OF GOOD STANDING. At the Closing, the Purchaser shall have delivered to the Sellers and the Corporation a certificate issued by Nevada Secretary of State evidencing the good standing, with respect to both the conduct of business and the payment of all franchise taxes, of the Purchaser as of a date not more than thirty (30) days prior to the Closing Date.

8.7     EMPLOYMENT AGREEMENTS.  The Managers and Purchaser shall have executed and delivered the Employment Agreements.

8.8     INDEMNIFICATION AGREEMENT.  The Purchaser shall have executed and delivered the Indemnification Agreement.

8.9     REGISTRATION RIGHTS AGREEMENT.  The Purchaser shall have executed and delivered the Registration Rights Agreement.

8.10   PROMISSORY NOTE.  The Purchasers shall have executed the Promissory Note attached hereto as EXHIBIT __, and shall have delivered the original stock certificate evidencing the Shares to Sellers, along with a stock power for such Shares, endorsed in blank.

8.11   OTHER DOCUMENTS. The Purchaser shall furnish the Sellers and the Corporation with such other and further documents and certificates including certificates of the Purchaser's officers and others as Sellers and the Corporation shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

ARTICLE 9

CLOSING

9.1     CLOSING. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of ARTICLE 10, a closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held on the 2nd day of November, 2009, or on such other mutually agreed to date (the "CLOSING DATE").

9.2     INTERVENING LITIGATION. If, prior to the Closing Date, any preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any other Authority shall restrain or prohibit this Agreement or the consummation of the transactions contemplated herein for a period of fifteen (15) days or longer, the Closing shall be adjourned at the option of either party for a period of thirty (30) days. If at the end of such thirty-day period such injunction or Order shall not have been favorably resolved, either party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.

ARTICLE 10

TERMINATION PRIOR TO CLOSING

10.1   METHODS OF TERMINATION.  This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

10.1.1   By mutual consent of the Purchaser and Majority Holder(s);

10.1.2   By the Majority Holder in writing, without liability, if the Purchaser shall (a) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date; or (b) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Majority Holder has notified the Purchaser of its intent to terminate this Agreement pursuant to this Section 10.1.2;

10.1.3   By the Purchaser in writing, without liability, if either the Corporation or the Sellers shall (a) fail to perform in any material respect their agreements contained herein required to be performed by them on or prior to the Closing Date; or (b) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Purchaser has notified the Majority Holder of its intent to terminate this Agreement pursuant to this Section 10.1.3;

10.1.4   By either Majority Holder or the Purchaser in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on the Purchaser, the Sellers or the Corporation, which prohibits or restrains the Purchaser, the Sellers or the Corporation from consummating the transactions contemplated hereby, provided that the Purchaser, the Sellers and the Corporation shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within (thirty) 30 days after entry, by any such court or governmental or regulatory agency; or

10.1.5   By either Majority Holder or the Purchaser, in writing, without liability, if for any reason the Closing has not occurred by November 5, 2009 other than as a result of the breach of this Agreement by the party attempting to terminate the Agreement.

10.2   TERMINATION OF OBLIGATIONS. Termination of this Agreement pursuant to this ARTICLE 10 shall terminate all obligations of the Parties hereunder, except for the obligations under Sections 1.2.3, 5.12, 6.3, 10.2, and 12.13 hereof; provided, however, that termination pursuant to Sections 10.1.2, 10.1.3 or 10.1.5 hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto.

ARTICLE 11

INDEMNIFICATION

11.1   THE SELLERS' AGREEMENT TO INDEMNIFY. Subject to the terms and conditions set forth herein, from and after the Closing, the Sellers shall indemnify and hold harmless the Purchaser, the Corporation, their Affiliates, any of their respective successors or assigns and their respective directors, officers or employees (each a "PURCHASER INDEMNIFIED PARTY") from and against all liability, assessments, losses, charges, costs and expenses (including, without limitation, interest, court costs, reasonable attorneys' fees and expenses) (collectively "PURCHASER DAMAGES") incurred by a Purchaser Indemnified Party as a result of or arising out of (a) a breach of any representation or warranty contained in ARTICLE 2 or ARTICLE 3 of this Agreement; or (b) any breach of or noncompliance by the Sellers, individually with any covenant or agreement contained in this Agreement.

11.2   THE PURCHASER'S AGREEMENT TO INDEMNIFY. Subject to the terms and conditions set forth herein, from and after the Closing, the Purchaser shall indemnify and hold harmless the Sellers and their respective Affiliates, any of their respective successors or assigns and their respective directors, officers or employees (each a "SELLER INDEMNIFIED PARTY") from and against all liability, assessments, losses, charges, costs and expenses (including, without limitation, interest, court costs, reasonable attorneys' fees and expenses) (collectively "SELLER DAMAGES") incurred by a Seller Indemnified Party as a result of or arising out of (a) a breach of any representation or warranty contained in ARTICLE 4 of this Agreement; (b) any breach of or noncompliance by the Purchaser with any covenant or agreement contained in this Agreement; and (c) any liability of the Corporation. (The Purchaser Indemnified Parties and Seller Indemnified Parties are sometimes referred to collectively herein as the "INDEMNIFIED PARTIES." "PURCHASER DAMAGES" and "SELLER DAMAGES" are sometimes referred to collectively herein as "DAMAGES.").

11.3   LIMITATIONS ON INDEMNIFICATION. The Sellers' obligation to indemnify Purchaser Indemnified Parties pursuant to Section 11.1 hereof and the obligations of the Purchaser to indemnify Seller Indemnified Parties pursuant to Section 11.2 are subject to the following limitations, as well as the other limitations set forth in this ARTICLE 11:

11.3.1   No claim for indemnification shall be made against the Sellers unless the aggregate amount of Purchaser Damages exceeds $100,000 and, in such event, indemnification shall be made by the Sellers only to the extent that the aggregate amount of Purchaser Damages exceeds $100,000.

11.3.2   In no event (a) shall the Sellers' individual aggregate obligation to indemnify Purchaser Indemnified Parties exceed the aggregate sum of the Promissory Note balance of the Cash Consideration and the Stock Consideration and (b) shall the Purchaser's aggregate obligation to indemnify the Seller Indemnified Parties exceed $1,800,000.00 .

11.3.3   The amount of any Purchaser Damages or Seller Damages, as the case may be, shall be reduced by (a) any amount actually received by the Indemnified Parties with respect thereto under any insurance coverage or from any other party responsible therefore; and (b) the amount of any Tax benefit actually received by the Indemnified Parties relating thereto. The Indemnified Parties shall use all reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If the Indemnified Parties receive an amount under insurance coverage or from such other party with respect to Purchaser Damages or Seller Damages, as the case may be, at any time subsequent to any indemnification provided pursuant to this ARTICLE 11, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party.

11.3.4   No party shall be entitled to seek indemnification to the extent it was aware of the matter giving rise to such claim prior to Closing.

11.3.5   The Sellers may, at their option, pay any Purchaser Damages in cash or by transfer of Common Stock having an aggregate fair market value equal to such Purchaser Damages. For purposes of this Section 11.3.5, the "fair market value" shall be the Market Price for such shares on the date of any final judgment is entered or settlement is reached setting forth the total amount of the Purchaser Damages.

11.3.6   Any indemnification obligations of Sellers hereunder shall be allocated on a pro-rata basis, based on their respective percentage ownership of the common stock of the Corporation immediately prior to the Closing, and no Seller shall be liable for the obligations of any other Seller hereunder.

11.4   THIRD PARTY INDEMNIFICATION. The obligations of the Sellers, the Purchaser (as applicable, the "INDEMNIFYING PARTY") to indemnify Indemnified Parties under Section 11.1 or Section 11.2 hereof, respectively, with respect to Damages resulting from the assertion of liability by third parties (each, as the case may be, a "CLAIM"), shall be subject to the following terms and conditions:

11.4.1   Promptly after receipt by an Indemnified Party of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for Damages, such Indemnified Party shall, within ten (10) days, notify the Sellers, the Purchaser as the appropriate Indemnifying Party, of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such claim. In addition, the Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter such information and documentation as may be reasonably requested by the Indemnifying Party to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the Indemnified Party. The Indemnifying Party may at its option undertake the defense thereof by representatives of its own choosing; provided, that any Indemnified Party may, in any event, at its own expense, monitor and participate in, but not control, the defense of such claim. If the Indemnifying Party within thirty (30) days after notice of any such Claim fails to assume the defense of such Claim, the Indemnified Parties will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the Indemnifying Party; provided, however, that as long as the Indemnifying Party is reasonably contesting any claim in good faith, the Indemnified Parties shall not pay or settle any such claim.

11.4.2   Anything in this Section 11.4 to the contrary notwithstanding, the Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (a) which does not include as an unconditional term hereof the delivery by the claimant or plaintiff to the Indemnified Parties of a written release from all liability in respect of such action, suit or proceeding; or (b) for other than monetary damages without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

11.5   SURVIVAL; TIME TO ASSERT CLAIMS.

11.5.1   The representations, warranties, covenants and agreements contained herein, except for covenants and agreements to be performed by the Parties prior to the Closing, will not be extinguished by the Closing but will survive the Closing, subject to the limitations set forth in Section 11.5.2 below with respect to the time periods within which claims for indemnity must be asserted. The covenants and agreements to be performed by the parties prior to the Closing shall expire at the Closing.

11.5.2   All claims for indemnification under this ARTICLE 11 which are not extinguished by the Closing in accordance with Section 11.5.1 must be asserted no later than one (1) year after the Closing Date.

11.6   INDEMNIFICATION; SOLE REMEDY.  The indemnification provisions set forth herein shall constitute the sole remedy for any breach of this Agreement.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1   AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.

12.2   ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto and the documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions, including, without limitation, the letter of intent executed by the parties, dated August 26, 2009. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

12.3   CERTAIN DEFINITIONS.

"Affiliate" means, with regard to any Person (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person; (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities; (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person; (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such person's affairs; (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

"Authority" means any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

"Average Issue Price Per Share" means the average price per share at which all Common Stock was issued to the Sellers hereunder.

"Base Value" means, with respect to Common Stock issued to the Sellers, the value of such stock determined by taking the price per share at which such stock was issued to the Sellers and multiplying by the number of shares issued.

"Claim" means any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

"Closing GAAP" means GAAP in effect as of the Closing Date.

"Common Stock" means the common stock, $0.001 par value per share, of the Purchaser.

"Contract" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

"Determination Date" means the date which is 365 days from the Effective Date.

"EBIDTA" means earnings before interest, depreciation, taxes and amortization, as determined in accordance with GAAP.

"Effective Date" means the 1st day of the October, or as otherwise agreed between the Majority Holder and the Purchaser in writing.

"GAAP" means United States generally accepted accounting principles.

"Guarantee" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through an agreement or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations; and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations; (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services; or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

"Indebtedness" with respect to any Person means any obligation of such Person for borrowed money, but in any event shall include (a) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business; (b) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (c) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (d) capitalized lease obligations; and (e) all Guarantees of such Person.

"Lien" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.

"Majority Holder" is any Seller or group of Sellers representing fifty one percent (51%) of the outstanding equity of the Corporation.

"Make Whole Determination Date" means the one year anniversary date of the transaction.

"Market Price" shall be determined on the basis of: (a) the weighted average sale price of the Common Stock on the principal stock exchange, or the National Association of Securities Dealers' Automated Quotation National Market System "NASDAQ/NMS"), as the case may be, on which such Common Stock is then listed or admitted to trading; (b) if the Common Stock is not then listed or admitted to trading on any stock exchange or the NASDAQ/NMS, as the case may be, then the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the NASDAQ system or the National Quotation Bureau, Inc.; (c) if neither NASDAQ nor the National Quotation Bureau is at the time engaged in the business of reporting such prices, then as furnished by any similar firm then engaged in such business; or (d) if there is no such firm, as furnished by any member of the National Association of Securities Dealers ("NASD") selected by the Purchaser, with the consent of the Majority Holder (which consent shall not be unreasonably refused or delayed), and which is not an affiliate of the Purchaser.

" Sellers and Mike Hunter individually Guaranties" are those guaranties entered into by Bob Joyner, Stewart Hall and Mike Hunter prior to Closing.

"Material Adverse Change" means any developments or changes which would have a Material Adverse Effect.

"Material Adverse Effect" means any circumstances, state of facts or matters which might reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects of a Person.

"Occurrence" means any accident, happening or event which occurs or has occurred at any time prior to the Closing Date, which results in or could result in a claim against the Corporation or creates or could create a liability or loss for the Corporation.

"Order" means any decree, judgment, award, order, injunction, rule,consent of or by an Authority.

"Person" means any corporation, partnership, joint venture, organization, entity, Authority or natural person.

"Proprietary Rights" means any patent, patent application, copyright, trademark, trade name, service mark, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

"Regulation" means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

"Series A Preferred Stock" is Purchaser's Series A Preferred Stock, $0.001 par value per share.

"Subsidiaries" means with respect to a Person, any business entity of which more than fifty percent (50%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person.

"Target Revenue" means revenue of a Target Subsidiary.

"Target Subsidiary" means any entity which, upon closing of an acquisition, would become a wholly-owned direct or indirect Subsidiary of the Purchaser or whose business or assts are acquired directly or indirectly by the Purchaser.

"Trading Day" means any day of the week when the U.S. stock markets are open for business.

12.4   NOTICES. Any notice, consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (a) if sent by hand delivery, upon delivery; (b) if sent by registered or certified mail, return receipt requested, on the date on which such mail is received as indicated in such return receipt, or returned, if delivery is not accepted; (c) if delivered by a nationally recognized courier, one business day after deposit with such courier; and (d) if sent by facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable, addressed as follows:

IF TO THE SELLERS OR THE CORPORATION:

Mr. Bob Joyner
South Atlantic Traffic Corporation.
409 Brevard Ave., Suite 5
Cocoa, Florida 32922
Facsimile: (321) 504-7299

Mr. Stewart Hall
South Atlantic Traffic Corporation.
501 E. Morehead St, Suite 4
Charlotte, North Carolina  28202
Facsimile: (888) 870-9767

Mr. Michael Hunter
South Atlantic Traffic Corporation.
2295 Towne Lake Pkwy.Suite 116 PMB 305
Woodstock, Georgia 30189
Facsimile: (678) 494-8104

Hunter Intelligent Traffic Systems, LLC
Attn:  Mike Hunter
1021 Golf Estates Drive
Woodstock, Georgia 30189

IF TO THE PURCHASER:

Mr. Dennis Alexander
EGPI Firecreek, Inc.
6564 Smoke Tree Lane
Scottsdale, Arizona  85253
Facsimile: (480) 443-1403

Mr. Robert S. Miller Jr.
EGPI Firecreek, Inc.
3400 Peachtree Road NE, Suite 111
Atlanta, GA  30326

Mr. Michael Kocan
EGPI Firecreek, Inc.
3400 Peachtree Road NE, Suite 111
Atlanta, GA  30326

          (or to such other address as any party shall specify by written notice so given).

          The evidence of forwarding of the notice provided hereinabove shall be conclusive of such proper notice and any changes of address must be given in the manner provided for notice herein.

12.5   ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

12.6   GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without regard to such  state's  principles  of  conflicts  of  laws

12.7   DISPUTE RESOLUTION. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, whether before or after the Closing, shall be brought in the courts of the State of Georgia, County of Fulton, or in the United States District Court for the Northern District of Georgia, and each of the parties consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each party to this Agreement hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation (whether as a claim, counter-claim, affirmative defense, or otherwise) in connection with this Agreement and the transactions contemplated hereby. The prevailing party to any such litigation shall be entitled to payment of all its reasonable legal fees and costs by the non-prevailing party. For purposes of the foregoing sentence, the determination of which party is the "prevailing party" shall be made in accordance with federal law.

12.8   COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9   HEADINGS.  The  article  and  section  headings  contained in this Agreement  are  for  reference purposes only and shall not affect in any way the meaning  or  interpretation  of  this  Agreement.

12.10 BINDING EFFECT.  This Agreement shall not be construed so as to confer  any  right or benefit upon any Person other than the signatories to this Agreement  and  each  of  their  respective  successors  and  permitted assigns.

12.11 DELAYS OR OMISSIONS.  No delay or omission to exercise any right, power  or remedy accruing to any party hereto, upon any breach or default of any other  party  under this Agreement, shall impair any such right, power or remedy of  such  party  nor  shall it be construed to be a waiver of any such breach or default,  or  an acquiescence therein, or of or in any similar breach or default thereafter  occurring;  nor  shall any waiver of any single breach or default be deemed  a  waiver  of  any  other  breach  or  default theretofore or thereafter occurring.  Any  waiver, permit, consent or approval of any kind or character on the  party of any party hereto of any breach or default under this Agreement, or any  waiver  on  the  part  of any party of any provisions or conditions of this Agreement  must  be  made  in  writing and shall be effective only to the extent specifically  set  forth  in  such  writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.12 SEVERABILITY.  Unless otherwise provided herein, if any provision of  this  Agreement  shall  be  invalid, illegal or unenforceable, the validity, legality  and enforceability of the remaining provisions shall not in any way be effected  or  impaired  thereby.

12.13 EXPENSES.  Except as otherwise set forth herein, the Purchaser, the Sellers and Corporation shall each bear its own expenses, including without limitation,  legal  fees  and  expenses,  with respect to this Agreement and the transactions  contemplated  hereby.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

PURCHASER:

EGPI FIRECREEK, INC.

By:
Name:
Title:

SELLERS:

SOUTH ATLANTIC TRAFFIC CORPORATION

By:
Name:	Bob Joyner
Title:	Chairman

By:
Name:	Stewart Hall
Title:	Vice President

By:
Name:	Michael Hunter
Title:	Chief Executive Officer

HUNTER INTELLIGENT TRAFFIC SYSTEMS, LLC

By:
Name:	Michael Hunter
Title:	Managing Member